EX99.28(h)(19)(iii)

Amendment to
FlexShares® Trust
Investing Fund Participation Agreement

 This Amendment is to the Investing Fund Participation Agreement dated December 16, 2013, as amended ("Agreement"), by and among FlexShares® Trust, a Maryland statutory trust ("FlexShares"), on     behalf of its respective series and Jackson Variable Series Trust (formerly, Curian Variable Series Trust) ("JVST" or the "Investing Management Company"), a Massachusetts business trust, on behalf of     its separate series, and Curian Capital, LLC, a Michigan limited liability company and registered investment adviser ("Adviser").

Whereas, FlexShares and JVST amended Schedule B of the Agreement to change the names of each existing series of JVST listed thereon, effective April 27, 2015 ("April 27, 2015 Amendment").

Whereas, effective April 27, 2015, Curian Capital, LLC was replaced as the investment adviser to the Investing Managing Company.

Whereas, Curian Capital, LLC hereby ratifies the April 27, 2015 Amendment.

Whereas, the parties have agreed to amend the Agreement to remove Curian Capital, LLC as a party, effective February 2, 2016.

Now, Therefore, the parties hereto agree to amend the Agreement as follows:

1.	Curian Capital, LLC hereby ratifies the April 27, 2015 Amendment.

2.	Curian Capital, LLC is hereby removed as a party to the Agreement, effective February 2, 2016.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.
Each of the parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

In Witness Whereof, the parties hereto have caused this Amendment to be executed and effective as of February 2, 2016.
Jackson Variable Series Trust		FlexShares® Trust

By:	/s/ Kelly L. Crosser	By:	/s/ Peter K. Ewing
Name:	Kelly L. Crosser	Name:	Peter K. Ewing
Title:	Assistant Secretary	Title:	Vice President

Curian Capital, LLC

By:	/s/ Weston B. Wetherell
Name:	Weston B. Wetherell
Title:	SVP & General Counsel